Exhibit 4.2

FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment to Rights Agreement, dated as of this 29th day of August, 2010 (this “Amendment”), is between A.D.A.M., Inc., a Georgia corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent constitute all of the parties to that certain Rights Agreement dated as of June 29, 2009 by and between the Company and the Rights Agent (the “Rights Agreement”);

WHEREAS, the Company has delivered an appropriate certificate as described in Section 27 of the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company desires and directs the Rights Agent to amend the Rights Agreement as set forth below; and

WHEREAS, all capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

Section 1. Recitals.

The recitals are hereby incorporated into this Amendment as if hereinafter set forth.

Section 2. Amendments to Section 1.

(a) Section 1(c) of the Rights Agreement relating to the definitions of “Beneficial Owner”, “Beneficially Own” and “Beneficial Ownership” is amended by adding the following at the end thereof:

“Notwithstanding anything contained in this Agreement to the contrary, neither Parent and Merger Sub nor any of their Affiliates or Associates shall be deemed to be the Beneficial Owner of, nor to Beneficially Own, nor to have Beneficial Ownership of, any shares of the Company’s Common Stock solely by virtue of the approval, execution or delivery of the Merger Agreement, or the consummation of the Merger and the other transactions contemplated by the Merger Agreement.”

(b) Section 1(n) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

““Exempt Person” shall mean (i) the Company or any Subsidiary of the Company, including, without limitation, in its fiduciary capacity, any employee benefit plan or employee or director stock plan of the Company or of any Subsidiary of the Company, or any Person, organized, appointed, established or holding Common Stock for or pursuant to the terms of any such plan or any Person funding other employee benefits for employees of the Company or any Subsidiary of the Company and (ii) each of Parent and Merger Sub and each of their Affiliates and Associates solely as the result of the execution and delivery of, or the consummation of the transactions set forth in, the Merger Agreement, or any action taken by the Board of Directors or any committee thereof relating to the Merger (as defined in the Merger Agreement) or any public announcement relating to the Merger.”

(c) Section 1 of the Rights Agreement is amended by adding the following at the end thereof:

“(qq) The following additional terms have the meanings indicated:

“Merger” shall mean the merger of Merger Sub with and into the Company with the Company surviving in accordance with the Georgia Business Corporation Code upon the terms and subject to the conditions set forth in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, to be entered into by and among the Company, Parent and Merger Sub.”

“Merger Sub” shall mean Eden Acquisition Sub, Inc., a direct wholly owned subsidiary of Parent and a Georgia corporation.

“Parent” shall mean Ebix, Inc., a Delaware corporation.

Section 3. Expiration Date.

Section 7(a) of the Rights Agreement is hereby amended by deleting in its entirety the following text “or (iii) the time at which all such Rights are exchanged as provided in Section 24 hereof (the earliest of (i), (ii) and (iii) being herein referred to as the “Expiration Date”).” and replacing it with the following:

“, (iii) the time at which all such Rights are exchanged as provided in Section 24 hereof, or (iv) the time immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger; whereupon the Rights shall expire (the earlier of (i), (ii), (iii) and (iv) being herein referred to as the “Expiration Date”).”

Section 4. New Section 36.

The following is added as a new Section 36 to the Agreement:

“Section 36. Parent, Merger Sub, Merger, etc.

Notwithstanding anything in this Agreement to the contrary, none of the approval, execution or delivery of the Merger Agreement or the consummation of the Merger and the other transactions contemplated by the Merger Agreement shall cause (i) Parent, Merger Sub or any of their Affiliates or Associates to be deemed an Acquiring Person, (ii) a Stock Acquisition Date to occur, (iii) a Distribution Date to occur in accordance with the terms hereof, which Distribution Date, if any, shall instead be indefinitely deferred until such time as the Board of Directors may otherwise determine, or (iv) a Triggering Event.”

Section 5. New Section 37.

The following is added as a new Section 37 to the Agreement:

“Section 37. Termination Upon Expiration Date.

Notwithstanding anything to the contrary in this Agreement, upon the Expiration Date and without any further action, this Agreement, the Rights, and the right to exercise the Rights provided for hereunder shall terminate and be of no further force void.”

Section 6. Severability.

If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 7. Governing Law.

This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made solely by residents of such state and performed entirely within such state.

Section 8. Counterparts.

This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 9. Effect of Amendment.

Except as expressly modified herein, the Rights Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:		A.D.A.M., INC.

/s/ Mark Adams		By:	/s/ Robert S. Cramer, Jr.
Name:	Mark Adams	Name:	Robert S. Cramer, Jr.
Title:	President and CEO	Title:	Chairman

Attest:		AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

/s/ Susan Silber		By:	/s/ Herbert J. Lemmer
Name:	Susan Silber	Name:	Herbert J. Lemmer
Title:	Assistant Secretary	Title:	Vice President